Contact:	Frederick W. Boutin, CEO
Gregory J. Pound, COO
Robert T. Fuller, CFO
303-626-8200

TransMontaigne Partners L.P. Announces Financial Results

For The Three Months And The Year Ended December 31, 2015

And The Filing Of Its Annual Report On Form 10-K

March 10, 2016	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its financial results for the three months and the year ended December 31, 2015.

Financial Results

An overview of the financial performance for the year ended December 31, 2015 compared to the year ended December 31, 2014, includes:

•	Distributable cash flow for the year ended December 31, 2015 was $70.7 million compared to $65.7 million for the year ended December 31, 2014.
o	The distribution declared per limited partner unit was $2.665 per unit for the year ended December 31, 2015 compared to $2.655 per unit for the year ended December 31, 2014.
o	We paid aggregate distributions of $50.7 million for the year ended December 31, 2015, resulting in an annual distribution coverage ratio of 1.39x.
•	Consolidated EBITDA for the year ended December 31, 2015 was $89.6 million compared to $74.8 million for the year ended December 31, 2014.
•	Operating income for the year ended December 31, 2015 was $49.9 million compared to $38.9 million for the year ended December 31, 2014, principally due to the following:
o

Revenue was $152.5 million compared to $150.1 million due to increases in revenue at the Brownsville and River terminals of approximately $4.3 million and $0.9 million, respectively, offset by decreases in revenue at the Gulf Coast, Midwest and Southeast terminals of approximately $1.5 million, $0.4 million and $0.8 million, respectively.

o

Direct operating costs and expenses were $64.0 million compared to $66.2 million due to decreases in direct operating costs and expenses at the Gulf Coast, Midwest, Brownsville and River terminals of approximately $0.3 million, $0.1 million, $2.1 million and $0.9 million, respectively, offset by an increase in direct operating costs and expenses at the Southeast terminals of approximately $1.2 million.

o	An increase in depreciation and amortization expenses of approximately $1.1 million.
o	An increase in earnings from investments in unconsolidated affiliates of $7.5 million, which was primarily attributable to the BOSTCO terminal being fully operational throughout 2015.
•

Annual net earnings for the year ended December 31, 2015 were $41.7 million compared to $32.5 million for the year ended December 31, 2014, principally due to the changes in annual operating income discussed above, offset by an increase in interest expense of approximately $1.9 million.

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•	Annual net earnings per limited partner unit was $2.12 per unit for the year ended December 31, 2015 compared to $1.57 per unit for the year ended December 31, 2014.

An overview of the financial performance for the quarter ended December 31, 2015 compared to the quarter ended December 31, 2014, includes:

•	Distributable cash flow for the quarter ended December 31, 2015 was $18.5 million compared to $14.9 million for the quarter ended December 31, 2014.
o	The distribution declared per limited partner unit was $0.67 per unit for the quarter ended December 31, 2015 compared to $0.665 per unit for the quarter ended December 31, 2014.
o	We paid aggregate distributions of $12.8 million for the quarter ended December 31, 2015, resulting in a quarterly distribution coverage ratio of 1.45x.
•	Consolidated EBITDA for the quarter ended December 31, 2015 was $23.4 million compared to $18.3 million for the quarter ended December 31, 2014.
•	Operating income for the quarter ended December 31, 2015 was $13.1 million compared to $7.9 million for the quarter ended December 31, 2014, principally due to the following:
o

Revenue was $40.3 million compared to $36.9 million due to increases in revenue at the Gulf Coast, River and Southeast terminals of approximately $3.4 million, $0.4 million and $0.4 million, respectively, offset by decreases in revenue at the Midwest and Brownsville terminals of approximately $0.2 million and $0.6 million, respectively.

o

Direct operating costs and expenses were $16.6 million compared to $17.9 million due to decreases in direct operating costs and expenses at the Midwest, Brownsville, River and Southeast terminals of approximately $0.2 million, $1.1 million, $0.5 million and $0.1 million, respectively, offset by an increase in direct operating costs and expenses at the Gulf Coast terminals of approximately $0.6 million.

o	A decrease in direct general and administrative expenses of approximately $0.3 million.
o	An increase in depreciation and amortization expenses of approximately $0.8 million.
o	An increase in earnings from investments in unconsolidated affiliates of $0.8 million.
•

Quarterly net earnings for the quarter ended December 31, 2015 were $11.7 million compared to $5.9 million for the quarter ended December 31, 2014,  principally due to the changes in quarterly operating income discussed above and a decrease in interest expense of approximately $0.5 million.

•	Quarterly net earnings per limited partner unit was $0.60 per unit for the quarter ended December 31, 2015 compared to $0.26 per unit for the quarter ended December 31, 2014.

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Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a fixed amount of revenue to be recognized by us. Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which results in a fixed amount of revenue to be recognized by us. We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.” Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.” Our revenue was as follows (in thousands):

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
Firm Commitments:
Terminaling services fees:
External customers	$20,175	$16,591	$75,218	$49,024
Affiliates	7,115	9,401	31,856	58,226
Total firm commitments	27,290	25,992	107,074	107,250
Variable:
Terminaling services fees:
External customers	919	1,148	4,169	3,789
Affiliates	755	264	2,992	818
Total variable	1,674	1,412	7,161	4,607
Total terminaling services fees	28,964	27,404	114,235	111,857
Pipeline transportation fees	1,665	1,059	6,613	3,314
Management fees and reimbursed costs	1,906	1,850	7,626	7,053
Other	7,775	6,634	24,036	27,838
Total revenue	$40,310	$36,947	$152,510	$150,062

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the year ended December 31, 2015 was as follows (in thousands):

Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$9,695
1 year or more, but less than 3 years remaining	32,266
3 years or more, but less than 5 years remaining	25,555
5 years or more remaining	39,558
Total firm commitments for the year ended December 31, 2015	$107,074

Our investments in unconsolidated affiliates include a 42.5% interest in BOSTCO and a 50% interest in Frontera. BOSTCO is a newly constructed terminal facility located on the Houston Ship Channel.  BOSTCO began initial commercial operations in the fourth quarter of 2013, with the completion of its approximately 7.1 million barrels of storage capacity and related infrastructure occurring at the end of the

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third quarter of 2014. Frontera is a terminal facility located in Brownsville, Texas that encompasses approximately 1.5 million barrels of light petroleum product storage capacity, as well as related ancillary facilities.

The following table summarizes our investments in unconsolidated affiliates:

			Carrying value
	Percentage of ownership		(in thousands)
	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014
BOSTCO	42.5%	42.5%	$223,214	$225,920
Frontera	50%	50%	23,486	23,756
Total investments in unconsolidated affiliates			$246,700	$249,676

Earnings from investments in unconsolidated affiliates were as follows (in thousands):

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
BOSTCO	$1,724	$1,236	$9,968	$3,853
Frontera	460	116	1,980	590
Total earnings from investments in unconsolidated affiliates	$2,184	$1,352	$11,948	$4,443

Cash distributions received from unconsolidated affiliates were as follows (in thousands):

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
BOSTCO	$3,537	$3,677	$16,900	$7,749
Frontera	650	679	2,749	2,304
Total cash distributions received from unconsolidated affiliates	$4,187	$4,356	$19,649	$10,053

Recent Developments

Change in control of our general partner. Effective February 1, 2016, NGL Energy Partners LP (“NGL”) consummated the sale of its indirect 100% ownership interest in TransMontaigne GP L.L.C. to an affiliate of ArcLight Energy Partners Fund VI, L.P. (“ArcLight”) for $350 million in cash (“the Transaction”).  TransMontaigne GP L.L.C. is our general partner, and it holds the 2% general partner interest and incentive distribution rights of our partnership.  The Transaction resulted in a change in our controlling ownership.  The Transaction did not involve any of our limited partnership units held by the public, and our limited partnership units continue to trade on the New York Stock Exchange.

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ArcLight is one of the leading private equity firms focused on North American and Western European energy assets. Since its establishment in 2001, ArcLight has invested over $15.3 billion across multiple energy cycles in more than 97 investments. Headquartered in Boston, Massachusetts with an additional office in Luxembourg, the firm’s investment team brings extensive energy expertise, industry relationships and specialized value creation capabilities to our operations.

Upon the closing of the Transaction, Atanas H. Atanasov, Benjamin Borgen, Brian Cannon and Donald M. Jensen, each employees of NGL, resigned from the board of directors of our general partner. To fill the vacancies resulting from the resignation of the NGL Directors, Daniel R. Revers, Kevin M. Crosby and Lucius H. Taylor, each employees of ArcLight, were appointed to the board of directors of our general partner effective February 1, 2016.  Theodore D. Burke, also an employee of ArcLight, was subsequently appointed to the board of directors of our general partner effective February 22, 2016.

In connection with the consummation of the Transaction, our Southeast terminaling services agreement with NGL was amended to extend the term of the agreement through July 31, 2040 at the prevailing contract rates contained within the agreement. Subsequent to January 31, 2023, NGL has the ability to terminate the agreement at any time upon at least 24 months’ prior notice of its intent to terminate the agreement. In addition, we also amended and restated our omnibus agreement to assign it from TransMontaigne LLC to ArcLight and to remove certain legacy provisions that were no longer applicable. Under the omnibus agreement, we pay ArcLight (and prior to the Transaction we paid TransMontaigne LLC, a wholly owned subsidiary of NGL,) an administrative fee for the provision of certain management, legal, accounting, tax, corporate staff, engineering and other support services. The omnibus agreement will continue in effect until the earlier to occur of (i) ArcLight ceasing to control our general partner or (ii) the election of us or ArcLight, following at least 24 months’ prior written notice to the other party of the intent to terminate the agreement. The amended and restated omnibus agreement did not change the financial terms, substantive rights or obligations of the parties.

Expansion of the Collins/Purvis bulk storage terminal.    Our Collins/Purvis, Mississippi bulk storage terminal, with a current active storage capacity of approximately 3.4 million barrels, is the only independent terminal capable of receiving from, delivering to, and transferring refined petroleum products between the Colonial and Plantation pipeline systems. We are in the process of expanding the capacity at this terminal, and the status of our expansion effort is as follows:

•

In October 2015 we entered into a  six-year terminaling services agreement with NGL for approximately 1.2 million barrels of new product storage capacity and approximately 0.1 million barrels of existing storage capacity. The terminaling services agreement with NGL was effective January 1, 2016 with the majority of the contract revenue to come on-line upon completion of the construction of the new tank capacity.

•

In the first quarter of 2016 we entered into five-year terminaling services agreements with various third parties for approximately 0.8 million barrels of new product storage capacity.  The term of the terminaling services agreements will commence upon construction of the new tank capacity.

The above additional capacity brings the total new tank capacity currently under construction at our Collins/Purvis facility to approximately 2.0 million barrels, at an expected cost of approximately $75

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million.  The completion of the construction of the new tank capacity, which is commensurate with the associated new contract revenue coming on-line, is expected to occur during the fourth quarter of 2016 through the second quarter of 2017. In addition, during 2015 we purchased land adjacent to our Collins/Purvis facility and have begun the process of permitting at least 3.0 million barrels of additional capacity.  We are in discussions with potential customers for this future capacity.

Purchase of the Port Everglades hydrant system. Effective January 28, 2016, we acquired from TransMontaigne LLC its Port Everglades, Florida hydrant system for a cash payment of $12 million. The hydrant system encompasses a system of pipelines that connect the Port’s ship berths to our Port Everglades North terminal.  It is the only pipeline system in Port Everglades for fueling cruise ships, and it is currently under contract with one of our existing terminal customers for approximately three more years.

Increase in quarterly distribution.  On January 19, 2016, we announced a distribution of $0.67  per unit for the period from October 1, 2015 through December 31, 2015.  The distribution represented a $0.005 increase over the previous quarter and the first increase in the distribution from the previous six quarters. The distribution was paid on February 8, 2016 to unitholders of record on January 29, 2016.

Liquidity and Capital Resources

TransMontaigne Partners L.P. also released the following statements regarding its current liquidity and capital resources:

•

Our credit facility provides for a maximum borrowing line of credit equal to $400 million. The credit facility allows us to make up to $125 million in additional future joint venture investments, which may include additional investments in BOSTCO. The terms of the credit facility also permit us to issue senior unsecured notes. Further, at our request, the maximum borrowing line of credit can be increased by an additional $100 million, subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders. The credit facility expires on July 31, 2018.  At December 31, 2015, our outstanding borrowings were $248 million.

•

Management and the board of directors of our general partner have approved additional investments and expansion projects at our terminals that currently are, or will be, under construction with estimated completion dates that extend through the second quarter of 2017. At December 31, 2015, the remaining expenditures to complete the approved projects are estimated to be approximately $90 million, which primarily includes the construction costs associated with the tank expansion at our Collins/Purvis terminal and the recent purchase of the Port Everglades hydrant system, as further discussed above. We expect to fund our investment and expansion expenditures with additional borrowings under our credit facility.

•

Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders, approved investments, approved capital projects and approved future expansion, development and acquisition opportunities. We expect to initially fund our approved investments, approved capital projects and our approved future expansion, development and acquisition

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opportunities with additional borrowings under our credit facility. After initially funding these expenditures with borrowings under our credit facility, we may raise funds through additional equity offerings and debt financings. The proceeds of such equity offerings and debt financings may then be used to reduce our outstanding borrowings under our credit facility.

Attachment A contains additional selected financial information and results of operations. Attachment B contains a reconciliation of net earnings to the computation of our distributable cash flow and Consolidated EBITDA.

Filing of Annual Report on Form 10-K

TransMontaigne Partners L.P.’s Annual Report on Form 10-K was filed with the Securities and Exchange Commission on March 10, 2016 and was simultaneously posted to our website: www.transmontaignepartners.com. Unitholders may obtain a hard copy of the Annual Report on Form 10-K containing TransMontaigne Partners L.P.’s complete audited financial statements for the year ended December 31, 2015 free of charge by contacting TransMontaigne Partners L.P., Attention: Investor Relations, 1670 Broadway, Suite 3100, Denver, Colorado 80202 or phoning (303) 626-8200.

Conference Call

TransMontaigne Partners L.P. previously announced that it has scheduled a conference call for Thursday,  March 10,  2016 at 11:00 a.m. (ET) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(800) 230-1074

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 1:00 p.m. (ET) on Thursday, March 10, 2016 until 11:59 p.m. (ET) on Thursday, March 17, 2016 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  387173

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Attachment A

Selected Financial Information and Results of Operations

The following selected financial information is extracted from our Annual Report on Form 10-K for the three months and year ended December 31, 2015, which was filed on March 10, 2016 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
Income Statement Data
Revenue	$40,310	$36,947	$152,510	$150,062
Direct operating costs and expenses	(16,552)	(17,881)	(64,033)	(66,183)
Direct general and administrative expenses	(763)	(1,069)	(3,573)	(3,535)
Earnings from unconsolidated affiliates	2,184	1,352	11,948	4,443
Operating income	13,147	7,925	49,859	38,927
Net earnings	11,667	5,865	41,689	32,463
Net earnings allocable to limited partners	9,707	4,098	34,183	25,296
Net earnings per limited partner unit—basic	$0.60	$0.26	$2.12	$1.57

	December 31,	December 31,
	2015	2014
Balance Sheet Data
Property, plant and equipment, net	$388,423	$385,301
Investments in unconsolidated affiliates	246,700	249,676
Goodwill	8,485	8,485
Total assets	656,687	664,057
Long-term debt	248,000	252,000
Partners’ equity	383,971	391,465

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Selected results of operations data for each of the quarters in the years ended December 31, 2015 and 2014 are summarized below (in thousands):

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2015	2015	2015	2015	2015
Revenue	$37,897	$37,034	$37,269	$40,310	$152,510
Direct operating costs and expenses	(14,954)	(15,872)	(16,655)	(16,552)	(64,033)
Direct general and administrative expenses	(1,021)	(672)	(1,117)	(763)	(3,573)
Allocated general and administrative expenses	(2,803)	(2,802)	(2,835)	(2,844)	(11,284)
Allocated insurance expense	(934)	(934)	(944)	(944)	(3,756)
Reimbursement of bonus awards expense	(525)	(539)	(121)	(118)	(1,303)
Depreciation and amortization	(7,337)	(7,476)	(7,711)	(8,126)	(30,650)
Earnings from unconsolidated affiliates	2,056	5,517	2,191	2,184	11,948
Operating income	12,379	14,256	10,077	13,147	49,859
Other expenses	(2,257)	(2,068)	(2,365)	(1,480)	(8,170)
Net earnings	$10,122	$12,188	$7,712	$11,667	$41,689

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2014	2014	2014	2014	2014
Revenue	$38,053	$39,359	$35,703	$36,947	$150,062
Direct operating costs and expenses	(15,392)	(16,396)	(16,514)	(17,881)	(66,183)
Direct general and administrative expenses	(918)	(462)	(1,086)	(1,069)	(3,535)
Allocated general and administrative expenses	(2,782)	(2,782)	(2,782)	(2,781)	(11,127)
Allocated insurance expense	(914)	(913)	(942)	(942)	(3,711)
Reimbursement of bonus awards expense	(375)	(375)	(375)	(375)	(1,500)
Depreciation and amortization	(7,400)	(7,396)	(7,400)	(7,326)	(29,522)
Earnings from unconsolidated affiliates	163	1,275	1,653	1,352	4,443
Operating income	10,435	12,310	8,257	7,925	38,927
Other expenses	(1,197)	(1,470)	(1,737)	(2,060)	(6,464)
Net earnings	$9,238	$10,840	$6,520	$5,865	$32,463

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Attachment B

Distributable Cash Flow

The following summarizes our distributable cash flow for the period indicated (in thousands):

	October 1, 2015	January 1, 2015
	through	through
	December 31, 2015	December 31, 2015
Net earnings	$11,667	$41,689
Depreciation and amortization	8,126	30,650
Earnings from unconsolidated affiliates	(2,184)	(11,948)
Distributions from unconsolidated affiliates	4,187	19,649
Equity-based compensation	156	1,411
Interest expense	1,313	7,396
Amortization of deferred financing costs	167	774
“Consolidated EBITDA”	23,432	89,621
Interest expense	(1,313)	(7,396)
Unrealized loss (gain) on derivative instrument	(551)	—
Amortization of deferred financing costs	(167)	(774)
Amounts due under long-term terminaling services agreements, net	417	1,144
Project amortization of deferred revenue under GAAP	(264)	(1,268)
Project amortization of deferred revenue for DCF	454	1,874
Cash paid for purchase of common units	—	(92)
Capitalized maintenance	(3,484)	(12,438)
“Distributable cash flow”, or DCF, generated during the period	$18,524	$70,671

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$12,795	$50,666
“Distribution coverage ratio”	1.45x	1.39x

Distributable cash flow, the distribution coverage ratio and Consolidated EBITDA are not computations based upon generally accepted accounting principles. The amounts included in the computations of our distributable cash flow and Consolidated EBITDA are derived from amounts separately presented in our consolidated financial statements, notes thereto and “Item 7.  Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the Securities and Exchange Commission on March 10, 2016.  Distributable cash flow and Consolidated EBITDA should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity. Distributable cash flow and Consolidated EBITDA are not necessarily comparable to similarly titled measures of other companies. Distributable cash

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flow and Consolidated EBITDA are presented here because they are widely accepted financial indicators used to compare partnership performance. Further, Consolidated EBITDA is calculated consistent with the provisions our credit facility and is a financial performance measure used in the calculation of our leverage ratio requirement. We believe that these measures provide investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast. We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products. Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport. News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward‑Looking Statements

This press release includes statements that may constitute forward‑looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward‑looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in "Item 1A. Risk Factors" in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 10, 2016.

-END-

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com